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                                                                     Exhibit 5.1

              Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

                             One Financial Center
                          Boston, Massachusetts 02111
                                                                617 542 6000
                                                                617 542 2241 fax

                                April 22, 2002

Organogenesis Inc.
150 Dan Road
Canton, MA 02021

Ladies and Gentlemen:

     We have acted as counsel to Organogenesis Inc., a Delaware corporation
(the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement"), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the "Securities Act"), an aggregate of 15,360,817 shares (the "Shares") of its common stock, par value $0.01 per share (the "Common Stock"), which may be sold by the selling stockholders named in the prospectus included in the Registration Statement (the "Selling Stockholders"). The Shares consist of the following:

     (a) 7,241,376 shares of Common Stock of the Company sold and issued to certain institutional investors in a private placement transaction pursuant to a series of Stock Purchase Agreements (the "Stock Purchase Agreements"), dated as of March 13, 2002, by and between the Company and each of the institutional investors (the "Common Shares");

     (b) 3,620,686 shares of Common Stock of the Company issuable to certain institutional investors upon the exercise of warrants to purchase Common Stock of the Company, such warrants being exercisable for a period of four years and having an exercise price of $2.25 per share (the "March 2002 Warrants"), that the Company sold and issued to such institutional investors pursuant to the Stock Purchase Agreements (the "March 2002 Warrant Shares");

     (c) 4,482,755 shares of Common Stock of the Company issuable to certain institutional investors upon the conversion of 100,000 shares of Series D Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series D Preferred Stock") assuming a conversion price of $1.45 per share, that the Company sold and issued to such institutional investors pursuant to the Stock Purchase Agreements (the "Preferred Shares"); and


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MINTZ, LEVIN, COHN, GLOVSKY AND POPEO, P.C.

April 22, 2002
Page 2

     (d) 16,000 shares of Common Stock issuable to the holder of a warrant to purchase Common Stock of the Company, such warrant being exercisable for a period of four years and having an exercise price of $10.00 per share (the "October 2000 Warrant"), that the Company sold and issued to such holder in October 2000 (the "October 2000 Warrant Shares").

     In connection with this opinion, we have examined the Company's Restated Certificate of Incorporation, as amended, and By-Laws, as amended; such other records of the corporate proceedings of the Company and certificates of the Company's officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

     Based upon the foregoing, we are of the opinion that, when sold by the Selling Stockholders pursuant to the Registration Statement (including any Prospectus Supplement relating thereto), and provided no stop order shall have been issued by the Commission relating thereto:

     (a) the Common Shares will be validly issued, fully paid and non-assessable;

     (b) the March 2002 Warrant Shares, when issued and delivered by the Company against payment of the exercise price therefor and in accordance with the terms of the March 2002 Warrants, will be validly issued, fully paid and non-assessable;

     (c) the Preferred Shares, when issued and delivered by the Company upon conversion of the Series D Preferred Stock and in accordance with the terms of the Series D Preferred Stock, will be validly issued, fully paid and non-assessable; and

     (d) the October 2000 Warrant Shares, when issued and delivered by the Company against payment of the exercise price therefor and in accordance with the terms of the October 2000 Warrants, will be validly issued, fully paid and non-assessable.

     Our opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the state laws of the State of Delaware.


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MINTZ, LEVIN, COHN, GLOVKSY AND POPEO, P.C.

April 22, 2002
Page 3

     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this Firm's name therein and in the Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                 Very truly yours,

                                 /s/ Mintz, Levin, Cohn, Ferris,
                                    Glovsky and Popeo, P.C.

                                 Mintz, Levin, Cohn, Ferris,
                                  Glovsky and Popeo, P.C.